Schlumberger-Private

EXHIBIT 10.2

Draft

2019 PERFORMANCE SHARE UNIT AWARD AGREEMENT

(WITH RELATIVE TSR MODIFIER)

under the

SCHLUMBERGER 2017 OMNIBUS STOCK INCENTIVE PLAN

(Includes Confidentiality, Intellectual Property, Non-Competition, and Non-Solicitation Provisions in  Section 9 and Attachment II)

Performance Period:  2019, 2020 and 2021

This Performance Share Unit Award Agreement (as may be amended, the “Agreement”) is granted effective as of January 16, 2019 (the “Grant Date”) by Schlumberger Limited (the “Company”), for the benefit of ___________ (“Employee”), pursuant to the Schlumberger 2017 Omnibus Stock Incentive Plan, as may be amended (the “Plan”).

1.Award.  In consideration of Employee’s continued employment as hereinafter set forth, the Company hereby grants to Employee an award of “Performance Share Units,” provided that (except as otherwise provided in Section 2(c)) the final number of Performance Share Units will be determined in accordance with the performance criteria set forth on Attachment I to this Agreement.  The target Performance Share Units subject to this award is set forth in an award letter previously delivered to Employee and the Notice of Grant of Award of Performance Share Units attached hereto. The Performance Share Units are notional units of measurement denominated in shares of common stock of the Company, $.01 par value per share (“Common Stock”). Each Performance Share Unit represents a right to receive one share of Common Stock or equivalent value, subject to the conditions and restrictions on transferability set forth herein and in the Plan.

2.Vesting of Performance Share Units.  The period of time from and including January 1, 2019 to December 31, 2021 is the “Performance Period.” The Performance Share Units will vest as follows:

(a)On the first Friday following the first meeting of the Compensation Committee of the Board of Directors of the Company (the “Committee”) in 2022 (the “First Committee Meeting”), or as soon thereafter as reasonably practicable (such date, the “initial Vesting Date”), a number of Performance Share Units will vest based on the extent to which the Company has satisfied the performance conditions set forth on Attachment I, provided that Employee is continuously employed by the Company or any of its Subsidiaries from the Grant Date through the initial Vesting Date and has not experienced a Termination of Employment (as defined in Section 12(y) below) as of such date. If, immediately following the First Committee Meeting, not all companies comprising the ROCE Peer Group (as defined in Attachment I) have publicly disclosed the full-year financial information required to determine the number of shares of Schlumberger common stock earned, the Committee may elect, at its discretion, to award to Employee a specified percentage of the number of such shares initially determined to be earned.

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The percentage of shares initially issued to Employee will be based on available reported results of the ROCE Peer Group as of the First Committee Meeting, and the issuance of the shares will occur as soon after the First Committee Meeting as reasonably practicable.  Any additional shares earned will be issued to Employee as soon as reasonably practicable following the public release by all ROCE Peer Group companies of the requisite full-year financial results necessary to determine the final number of shares earned. The date of the issuance of such additional shares will be a “subsequent Vesting Date” for purposes of this Agreement). Except as provided in Sections 2(b) and 2(c) below, if there is any Termination of Employment during the period from and between the Grant Date until and including the initial Vesting Date, Employee will immediately and automatically forfeit all Performance Share Units.  The Committee may delegate, to an officer of the Company or to a subcommittee of the Committee, its authority to determine whether Employee has incurred a Termination of Employment, the cause of such termination or any related issue, and any such determination by the Committee or its delegate will be final and binding on all parties.

(b)If Employee’s Termination of Employment occurs due to Retirement (as defined in Section 12(q) below) or Special Retirement (as defined in Section 12(t) below), the Performance Share Units will vest in accordance with Section 2(a) above as if Employee had remained continuously employed by the Company or any of its Subsidiaries from the Grant Date through the initial Vesting Date.

(c)If Employee’s Termination of Employment occurs due to Disability (as defined in Section 12(h) below) or death, then immediately on the occurrence of such Termination of Employment, the target number of Performance Share Units will vest, and the date of such Termination of Employment will be considered the initial Vesting Date.

3.Settlement of Performance Share Units.  Payment of vested Performance Share Units will be made in shares of Common Stock as soon as administratively practicable, but in no event later than 2-1/2 months following the end of the Performance Period (the date of any such payment, the “Settlement Date”); provided, however, that the Committee may, in its sole and absolute discretion, settle the vested Performance Share Units in cash based on the Fair Market Value of the shares of Common Stock on the Settlement Date.

4.Forfeiture of Performance Share Units.

(a)At any time during the Performance Period and up to and including the initial Vesting Date, upon a Termination of Employment for any reason that does not result in a continuation or acceleration of vesting pursuant to Section 2, Employee will immediately and automatically forfeit all unvested Performance Share Units, without the payment of any consideration.  Upon forfeiture, neither Employee nor any successors, heirs, assigns or legal representatives of Employee will thereafter have any further rights or interest in the unvested Performance Share Units.

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(b)Notwithstanding any provision in this Agreement to the contrary, if at any time during the Performance Period and up to and including the subsequent Vesting Date, Employee engages in Detrimental Activity (as defined in Section 12(f) below), Employee will immediately and automatically forfeit all Performance Share Units without the payment of any consideration. Upon forfeiture, neither Employee nor any successors, heirs, assigns or legal representatives of Employee will thereafter have any further rights or interest in the unvested Performance Share Units.

5.Restrictions on Transfer of Performance Share Units.

(a)Performance Share Units granted hereunder to Employee may not be sold, assigned, transferred, pledged or otherwise encumbered, whether voluntarily or involuntarily, by operation of law or otherwise (any of the foregoing, a “Transfer”), other than (i) to the Company as a result of the forfeiture of Performance Share Units, or (ii) by will or applicable laws of descent and distribution.  Payment of Performance Share Units after Employee’s death will be made to Employee’s estate or, in the sole and absolute discretion of the Committee, to the person or persons entitled to receive such payment under applicable laws of descent and distribution.

(b)Consistent with the foregoing, no right or benefit under this Agreement will be subject to Transfer, and any such attempt to Transfer will have no effect and be void.  No right or benefit hereunder will in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits.  If Employee attempts to Transfer any right or benefit hereunder or if any creditor attempts to subject the same to a writ of garnishment, attachment, execution, sequestration, or any other form of process or involuntary lien or seizure, then such attempt will have no effect and be void and immediately upon any such attempt the Performance Share Units will terminate and become of no further effect.

6.Rights as a Stockholder.  Employee will have no rights as a stockholder of the Company with regard to the Performance Share Units.  Rights as a stockholder of the Company will arise only if the Performance Share Units are settled in shares of Common Stock pursuant to Section 3 above.

7.Tax and Social Insurance Withholding.

(a)Regardless of any action the Company takes with respect to any or all income tax (including foreign, federal, state and local taxes), social insurance, payroll tax, payment on account or other tax-related items related to Employee’s participation in the Plan and legally applicable to him or her (“Tax-Related Items”), Employee acknowledges that the ultimate liability for all Tax-Related Items legally due by Employee is and remains his or her responsibility and may exceed the amount actually withheld by the Company.  Employee further acknowledges that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Performance Share Units, including the grant of the Performance Share Units, the vesting of the Performance Share Units, the conversion of the Performance Share Units into shares of Common Stock or the receipt of any equivalent cash payment, or the subsequent sale of any shares of Common Stock acquired at vesting, and (ii) does not commit to structure the terms of the grant or any aspect of the Performance Share Units to reduce or eliminate Employee’s liability for the Tax-Related Items.

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(b)Prior to any relevant taxable or tax withholding event (“Tax Date”), as applicable, Employee will pay or make adequate arrangements satisfactory to the Company to satisfy all Tax-Related Items.  In this regard, Employee authorizes the Company or its respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:  (i) accept a cash payment in U.S. dollars in the amount of the Tax-Related Items, (ii) withhold whole Shares which would otherwise be delivered to Employee having an aggregate Fair Market Value, determined as of the Tax Date, or (iii) withhold an amount of cash from Employee’s wages or other cash compensation which would otherwise be payable to Employee by the Company or from any equivalent cash payment received upon vesting of the Performance Share Units, equal to the amount necessary to satisfy any such obligation.

(c)The Company shall withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates, unless Employee elects, pursuant to the Company’s prescribed procedures as in effect from time to time, to have withholding for Tax Related Items based on the maximum withholding rate applicable to Employee.  If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, Employee is deemed to have been issued the full number of shares of Common Stock due to him or her at vesting, notwithstanding that a number of shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of Employee’s participation in the Plan.  Finally, Employee shall pay to the Company any amount of Tax-Related Items that the Company may be required to withhold as a result of Employee’s participation in the Plan that cannot be satisfied by the means previously described.  The Company may refuse to issue shares of Common Stock to Employee if Employee fails to comply with his or her obligations in connection with the Tax-Related Items as described herein. The Performance Share Units are intended to be “short-term deferrals” exempt from Section 409A of the Internal Revenue Code and shall be construed and interpreted accordingly.

8.Changes in Capital Structure.  As more fully described in the Plan, if the outstanding shares of Common Stock at any time are changed or exchanged by declaration of a stock dividend, stock split, combination of shares, or recapitalization, the number and kind of Performance Share Units will be appropriately and equitably adjusted so as to maintain their equivalence to the proportionate number of shares.

9.Confidential Information, Intellectual Property and Noncompetition. Employee acknowledges that Employee is in possession of and has access to confidential information of the Company and its Subsidiaries, including material relating to the business, products and services of the Company and its Subsidiaries, and that he or she will continue to have such possession and access during employment by the Company and its Subsidiaries. Employee also acknowledges that the business, products and services of the Company and its Subsidiaries are highly specialized and that it is essential that they be protected. Accordingly, Employee agrees to be bound by the terms and conditions set forth on Attachment II, which is incorporated herein by reference, including all rules, procedures, policies and requirements that the Company may promulgate consistent with Attachment II.

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10.Compliance with Securities Laws.  The Company will not be required to deliver any shares of Common Stock pursuant to this Agreement if, in the opinion of counsel for the Company, such issuance would violate the Securities Act of 1933, as amended, or any other applicable federal or state securities laws or regulations or the laws of any other country.  Prior to the issuance of any shares of Common Stock pursuant to this Agreement, the Company may require that Employee (or Employee’s legal representative upon Employee’s death or Disability) enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws or with this Agreement.

11.Limitation of Rights.  Nothing in this Agreement or the Plan may be construed to:

(a)give Employee or any other person or entity any right to be awarded any further Performance Share Units (or other form of stock incentive awards) other than in the sole discretion of the Committee;

(b)give Employee or any other person or entity any interest in any fund or in any specified asset or assets of the Company (other than the Performance Share Units); or

(c)confer upon Employee or any other person or entity the right to continue in the employment or service of the Company or any Subsidiary.

12.Definitions.

(a)“Agreement” is defined in the introduction.

(b)“Clawback Policy” is defined in Section 13(i).

(c)“Committee” is defined in Section 2(a).

(d)“Common Stock” is defined in Section 1.

(e)“Company” is defined in the introduction.

(f)“Detrimental Activity” means activity that is determined by the Committee in its sole and absolute discretion to be detrimental to the interests of the Company or any of its Subsidiaries, including but not limited to any breach of Attachment II or any situations where Employee: (i) divulges trade secrets, proprietary data or other confidential information relating to the Company or to the business of the Company or any Subsidiaries; (ii) enters into employment with or otherwise provides services to (A) any company listed, as of the date of Employee’s Termination of Employment, on the Philadelphia Oil Service Sector Index (or any successor index) or (B) any affiliate of any such listed company, in either case under circumstances suggesting that Employee will be using confidential information or unique or special knowledge gained as a Company employee or Subsidiary employee with the effect of competing with the Company or its Subsidiaries; (iii) enters into employment with or otherwise provides services to any Direct Competitor (as defined in Section 12(g) below); (iv) engages or employs, or solicits or contacts with a view to the engagement or employment of, any employee of the Company or its Subsidiaries; (v) canvasses, solicits, approaches or entices away or causes to be canvassed, solicited, approached or enticed away from the Company or its Subsidiaries any customer of any of such entities during the Performance Period and up to and including the subsequent Vesting Date; (vi) is determined to have engaged (whether or not prior to termination of employment) in either gross misconduct or criminal activity that is, or that could reasonably be expected to be, harmful to the Company or a Subsidiary; or (vii) takes any action that otherwise harms, or that could reasonably be expected to harm, the business interests, reputation, or goodwill of the Company or its Subsidiaries. The Committee may delegate, to an officer of the Company or to a subcommittee of the Committee, its authority to determine whether Employee has engaged in “Detrimental Activity,” and any such determination by the Committee or its delegate will be final and binding on all parties.

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(g)“Direct Competitor” means any of the following: (i) Halliburton Company, Weatherford International plc, and Baker Hughes, a GE company, and any other oilfield equipment and services company; and (ii) any entity engaged in seismic data acquisition, processing and reservoir geosciences services to the oil and natural gas industry, including in all cases in (i) and (ii) above, any and all of their parents, subsidiaries, affiliates, joint ventures, divisions, successors, or assigns.

(h)“Disability” means such disability (whether physical or mental impairment) which totally and permanently incapacitates Employee from any gainful employment in any field which Employee is suited by education, training, or experience, as determined by the Committee in its sole and absolute discretion.

(i)“Employee” is defined in the introduction.

(j)“Fair Market Value” means, with respect to a share of Common Stock on a particular date, the mean between the highest and lowest composite sales price per share of the Common Stock, as reported on the consolidated transaction reporting system for the New York Stock Exchange for that date, or, if there is no such reported prices for that date, the reported mean price on the last preceding date on which a composite sale or sales were effected on one or more of the exchanges on which the shares of Common Stock were traded will be the Fair Market Value.

(k)“Grant Date” is defined in the introduction.

(l)“initial Vesting Date” is defined in Section 2(a).

(m)“Performance Period” is defined in Section 2.

(n)“Performance Share Units” is defined in Section 1.

(o)“Plan” is defined in the introduction.

(p)“Qualifying Termination” means a Termination of Employment due to Employee’s death, Disability, Retirement or Special Retirement.

(q)“Retirement” means either: (i) Employee’s voluntary election to retire from employment with the Company and its Subsidiaries at any time after Employee has reached both the age of 60 and 25 years of service, or (ii) Employee’s voluntary election to retire from employment with the Company and its Subsidiaries at any time after Employee has reached both the age of 55 and 20 years of service, subject, however, to the approval of either (A) the Committee, if Employee is an executive officer of the Company at the time of Employee’s election to retire, or (B) the Retirement Committee, if Employee is not an executive officer of the Company at the time of Employee’s election to retire, which approval under clauses (A) or (B) may be granted or withheld in the sole discretion of the Committee or the Retirement Committee, as applicable.

(r)“Retirement Committee” means a committee consisting of the Company’s Vice President of Human Resources, the Director of HR Operations and the HR Director of Compensation & Benefits.

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(s)“Settlement Date” is defined in Section 3.

(t)“Special Retirement” means the Termination of Employment of Employee with the Company and all Subsidiaries at or after (i) age 55 or (ii) age 50 and completion of at least 10 years of service with the Company and any of its Subsidiaries.

(u)“subsequent Vesting Date” is defined in Section 2(a).

(v)“Subsidiary” means (i) in the case of a corporation, a “subsidiary corporation” of the Company as defined in Section 424(f) of the Internal Revenue Code and (ii) in the case of a partnership or other business entity not organized as a corporation, any such business entity of which the Company directly or indirectly owns 50% or more of the voting, capital or profits interests (whether in the form of partnership interests, membership interests or otherwise).

(w)“Tax Date” is defined in Section 7(b).

(x)“Tax-Related Items” is defined in Section 7(a).

(y)“Termination of Employment” means the termination of Employee’s employment with the Company and its Subsidiaries; provided, however, that temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Subsidiaries will not constitute a Termination of Employment.

(z)“Transfer” is defined in Section 5(a).

13.Miscellaneous.

(a)Employee hereby acknowledges that he or she is to consult with and rely upon only Employee’s own tax, legal, and financial advisors regarding the consequences and risks of this Agreement and any award of Performance Share Units.

(b)This Agreement will bind and inure to the benefit of and be enforceable by Employee, the Company and their respective permitted successors or assigns (including personal representatives, heirs and legatees).  Employee may not assign any rights or obligations under this Agreement except to the extent, and in the manner, expressly permitted herein.

(c)The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement.

(d)This Agreement may not be amended or modified except by a written agreement executed by the Company and Employee or their respective heirs, successors, assigns and legal representatives.  The captions of this Agreement are not part of the provisions hereof and are of no force or effect.

(e)The failure of Employee or the Company to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Employee or the Company may have under this Agreement will not be deemed to be a waiver of such provision or right or any other provision or right herein.

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(f)Employee and the Company agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

(g)This Agreement, including all Attachments hereto, and the Plan (i) constitute the entire agreement among Employee and the Company with respect to the subject matter hereof and this Agreement supersedes all prior agreements and understandings, both written and oral, with respect to the subject matter hereof; and (ii) are not intended to confer upon any other Person any rights or remedies hereunder.  Employee and the Company agree that (A) no other party (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such party relating to the Performance Share Units other than those expressly set forth herein or in the Plan, and (B) such party has not relied upon any representation, warranty, covenant or agreement relating to the Performance Share Units, other than those referred to in clause (A) above.  All references herein to “Agreement” will include all Attachments hereto.

(h)As Employee may work in various locations and to eliminate potential uncertainty over the governing law, this Agreement (including, for the sake of clarity, all Attachments) will be interpreted and construed exclusively in accordance with the laws of the State of Texas. Employee agrees that Texas, as the Company’s United States headquarters, has a greater legal interest in matters relating to this Agreement than any other state, has a greater public policy interest in matters relating to this Agreement than any other state, and has a greater factual relationship to matters relating to this Agreement than any other state. The sole, mandatory, and exclusive venue for any dispute arising from or related to Employee’s employment with the Company and its Subsidiaries, and this Agreement (including, for the sake of clarity, all Attachments) will lie and be deemed as convenient, in Fort Bend County, Texas, state or federal court without regard to the conflict of law provisions thereof, or, at the Company’s option, any venue in which personal jurisdiction over Employee may be established.  Employee waives any objection he or she may have to the venue of any such proceeding being brought in Fort Bend County, Texas courts and waives any claim that any such action or proceeding brought in the Fort Bend County, Texas courts has been brought in an inconvenient forum.  In addition, Employee irrevocably and unconditionally submits to the exclusive personal jurisdiction of the Fort Bend County, Texas courts in any such suit, action or proceeding.  Employee acknowledges and agrees that a judgment in any such suit, action or proceeding brought in the Fort Bend County, Texas courts will be conclusive and binding on Employee and may be enforced in any other courts to whose jurisdiction the Company or Employee is or may be subject to, by suit upon such judgment.  Employee consents to the choice of law, jurisdiction and venue provisions of this Agreement and agrees that Employee will not contest these provisions in any future proceeding(s). EMPLOYEE AND THE COMPANY HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION ARISING OUT OF THIS AGREEMENT OR ANY ATTACHMENT THERETO.

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(i)Clawback Policy. The Company’s policy on recoupment of performance-based bonuses, as amended from time to time (its “Clawback Policy”), will apply to the Performance Share Units, any shares of Common Stock delivered hereunder, and any profits realized on the sale of such shares, to the extent that Employee is covered by the Clawback Policy. Employee acknowledges that if Employee is covered by such policy, the policy may result in the recoupment of Performance Share Units awarded, any shares of Common Stock delivered hereunder and profits realized on the sale of such shares either before, on or after the date on which Employee becomes subject to such policy.

14.Acceptance of Award.  Employee is deemed to accept the award of Performance Share Units under this Agreement and to agree that such award is subject to the terms and conditions set forth in this Agreement and the Plan unless Employee provides the Company written notification not later than 30 days after Employee’s receipt of this Agreement of Employee’s rejection of this award of Performance Share Units (in which case such awards will be forfeited and Employee will have no further right or interest therein as of such date). Employee hereby accepts such terms and conditions, subject to the provisions of the Plan and administrative interpretations thereof.  Employee further agrees that such terms and conditions will control this Agreement, notwithstanding any provisions in any employment agreement or in any prior awards.

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ATTACHMENT I

Performance Conditions

Subject to the provisions of the Agreement and this Attachment I, vesting of the Performance Share Units is conditioned upon the delta between:

(a)Schlumberger’s average annual return on capital employed (as further described below, “ROCE”) over the three-year performance period beginning on January 1, 2019 and ending on December 31, 2021 (the “Performance Period”), and

(b)the average annual ROCE of the following companies taken together (collectively, the “ROCE Peer Group”) over the Performance Period: Halliburton Company, Weatherford International plc, National Oilwell Varco, TechnipFMC and Baker Hughes, a GE company, in each case with appropriate adjustments for mergers, acquisitions and dispositions, as well as any adjustment for the Company’s relative total shareholder return (as further described below).

“ROCE” is equal to the sum of (i) income from continuing operations, before charges and credits, and (ii) the after-tax impact of net interest expense, divided by the sum of (x) the average quarterly equity, including noncontrolling interests, and (y) the average quarterly net debt.

Schlumberger’s “average annual ROCE” means the average of the three annual ROCE achievements during the Performance Period. The ROCE Peer Group’s “average annual ROCE” means the average of the three annual ROCE achievements during the Performance Period for the ROCE Peer Group as a whole.

The number of Performance Share Units that will vest will be equal to the product of (i) the target Performance Share Units and (ii) the Payout Factor (with any fractional shares rounded up to the next whole share).

The average annual ROCE achieved by the Company over the Performance Period, and the average annual ROCE achieved by the ROCE Peer Group over the Performance Period, will be certified by the Committee. The Committee is authorized to vest the number of Performance Share Units at the Payout Factor based on the chart below, subject to adjustment as set forth below. The Payout Factor for ROCE achievement levels between points on this chart will be determined by linear interpolation between the values listed.  The maximum payout of Performance Share Units is 250% of the Target Performance Share Units.

ROCE Delta (bps)	Payout Factor for Vested Performance Share Units (before Relative TSR Adjustment)
Less than or equal to -600 bps	0% of Target
Equal to 0 bps	100% of Target
Greater than or equal to 600 bps	250% of Target

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Adjustment for Relative TSR during Performance Period

At the conclusion of the Performance Period, the Committee will certify the Company’s cumulative shareholder return (“TSR”) over the Performance Period, determine the percentile ranking of the Company’s TSR relative to the cumulative TSR of the companies comprising the Philadelphia Oil Service Sector Index (or any successor index) as of the first day of the Performance Period (the “OSX Index”) (the “Relative TSR Performance”), and determine the amount, if any, by which the Payout Factor will be adjusted (the “Relative TSR Modifier”).  If the Company’s Relative TSR Performance during the Performance Period is in the bottom 33rd percentile relative to the cumulative TSR of the companies comprising the OSX Index over the same period, the number of shares earned according to the Payout Factor will be reduced by 25 percentage points (e.g., if the Payout Factor from the table above was 110%, the reduced Payout Factor would be 85%). The Relative TSR Modifier will only reduce the number of shares earned under a PSU award, but will not increase the number of shares otherwise earned.

TSR for the Company or any other member of the Index means the annualized rate of return reflecting price appreciation plus reinvestment of dividends (calculated monthly) and the compounding effect of dividends paid on reinvested dividends.  The Committee will utilize Standard & Poor’s Compustat Database (or any successor database), or such other database or method as the Committee determines is appropriate in its discretion, to calculate any company’s TSR.

In the event that any member of the OSX Index ceases to be publicly-traded during the Performance Period or is otherwise removed from the OSX Index prior to the end of the Performance Period, then such member will be removed from the OSX Index for purposes of the Relative TSR Performance calculation. No company that was not a member of the OSX Index as of the first day of the Performance Period will be added to the Index for purposes of the Relative TSR Performance calculation.

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ATTACHMENT II

Confidential Information, Intellectual Property,

and Non-Compete Agreement

1.Definitions.

(a)“Affiliate” means any entity that now or in the future directly or indirectly controls, is controlled by, or is under common control with the Company, where “control” in relation to a company means the direct or indirect ownership of at least fifty percent of the voting securities or shares.

(b)“Company Confidential Information” is any and all information in any form or format relating to the Company or any Affiliate (whether communicated orally, electronically, visually, or in writing), including but is not limited to technical information, software, databases, methods, know-how, formulae, compositions, drawings, designs, data, prototypes, processes, discoveries, machines, inventions, well logs or other data, equipment, drawings, notes, reports, manuals, business information, compensation data, clients lists, client preferences, client needs, client designs, financial information, credit information, pricing information, information relating to future plans, marketing strategies, new product research, pending projects and proposals, proprietary design processes, research and development strategies, information relating to employees, consultants and independent contractors including information relating to salaries, compensation, contracts, benefits, inceptive plans, positions, duties, qualifications, project knowledge, other valuable confidential information, intellectual property considered by the Company or any of its Affiliates to be confidential, trade secrets, patent applications, and related filings and similar items regardless of whether or not identified as confidential or proprietary. For the purposes of this Attachment II, Company Confidential Information also includes any type of information listed above generated by the Company or any of its Affiliates for client or that has been entrusted to the Company or any of its Affiliates by a client or other third party.

(c)“Company Intellectual Property” is all Intellectual Property that was authored, conceived, developed, or reduced to practice by Employee (either solely or jointly with others), in the term of his/her employment: (a) at the Company’s expense or the expense of any Affiliate; (b) using any of the Company’s materials or facilities or the materials or facilities of any Affiliate; (c) during Employee’s working hours; or (d) that is applicable to any activity of the Company or any of its Affiliates, including but not limited to business, research, or development activities. Company Intellectual Property may be originated or conceived during the term of Employee’s employment but completed or reduced to practice thereafter. Company Intellectual Property will be deemed a “work made for hire” as that term is defined by the copyright laws of the United States. Company Intellectual Property includes any Pre-existing Intellectual Property assigned, licensed, or transferred to the Company, and any Pre-existing Intellectual Property in which the Company has a vested or executory interest.

(d)“Intellectual Property” is all patents, trademarks, copyrights, trade secrets, Company Confidential Information, new or useful arts, ideas, discoveries, inventions, improvements, software, business information, lists, designs, drawings, writings, contributions, works of authorship, findings or improvements, formulae, processes, product development, manufacturing techniques, business methods, information considered by the Company to be confidential, tools, routines and methodology, documentation, systems, enhancements or modifications thereto, know-how, and developments, any derivative works and ideas whether or not patentable, and any other form of intellectual property.

(e)“Pre-existing Intellectual Property” is all Intellectual Property that was authored, conceived, developed, or reduced to practice by Employee before the term of Employee’s employment with the Company or any Affiliate began.

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2.Codes of Conduct.  Employee agrees to comply with all of the Company’s policies and codes of conduct as it may promulgate from time to time, including those related to confidential information and intellectual property. Nothing in those policies will be deemed to modify, reduce, or waive Employee’s obligations in this Attachment II. In the event of any conflict or ambiguity, this Attachment II prevails.

3.Confidential Information.

(a)The Company does not wish to receive from Employee any confidential or proprietary information of a third party to which Employee owes an obligation of confidence. Employee will not disclose to the Company or any of its Affiliates or use while employed by the Company or any of its Affiliates any information for which he or she is subject to an obligation of confidentiality to any former employer or other third party. Employee represents that his or her duties as an employee of the Company and Employee’s performance of this Attachment II do not and will not breach any agreement or duty to keep in confidence information, knowledge, or data acquired by Employee outside of Employee’s employment with the Company or any of its Affiliates.

(b)During Employee’s term of employment, the Company or, if applicable its Affiliate, will provide Employee and Employee will receive access to Company Confidential Information that is proprietary, confidential, valuable, and relates to the Company’s business.

(c)Other than in the proper performance of Employee’s duties for the Company or any of its Affiliates, Employee agrees not publish, disclose or transfer to any person or third party, or use in any way other than in the Company’s business or that of or any of its Affiliates, any confidential information or material of the Company or any of its Affiliates, including Company Confidential Information and Company Intellectual Property, either during or after employment with the Company.

(d)Except as required in performing Employee's duties for the Company or any of its Affiliates, Employee agrees not remove from the Company premises or its control any Company Confidential Information including but not limited to equipment, drawings, notes, reports, manuals, invention records, software, customer information, well logs or other data, or other material, whether produced by Employee or obtained from the Company. This includes copying or transmitting such information via personal digital devices, mobile phones, external hard drives, USB “flash” drives, USB storage devices, FireWire storage devices, floppy discs, CD’s, DVD’s, personal email accounts, online or cloud storage accounts, memory cards, Zip discs, and any other similar media or means of transmitting, storing or archiving data outside systems supported by the Company or its Affiliate.

(e)Employee agrees to deliver all Company Confidential Information and materials to the Company immediately upon request, and in any event upon termination of employment. If any such Company Confidential Information has been stored on any personal electronic data storage device, including a home or personal computer, or personal email, online or cloud storage accounts, Employee agrees to notify the Company and its Affiliates and make available the device and account to the Company for inspection and removal of the information.

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(f)Employee will not destroy, modify, alter, or secret any document, tangible thing, or information relating to Company Intellectual Property or Company Confidential Information except as occurs in the ordinary performance of Employee’s employment.

4.Disclosure of Intellectual Property.

(a)Employee agrees to promptly disclose in writing to Company all Company Intellectual Property conceived, developed, improved or reduced to practice by Employee during Employee’s employment with the Company and its Affiliates, by completing and submitting an IP Disclosure Form. Employee must complete and submit an IP Disclosure Form at conception of the invention, any derivative ideas or works, and any improvements or changes to existing knowledge or technology, or as soon as possible thereafter. Employee has a continuing obligation to update the IP Disclosure Form to maintain the form’s completeness and correctness. Employee may obtain an IP Disclosure Form from the Intellectual Property Department. Employee will submit the completed form to the Intellectual Property Department. If desired, Employee may request waiver any time after submitting the IP Disclosure Form.

(b)Employee will disclose to the Company Employee’s complete written record of any Company Intellectual Property, including any patent applications, correspondence with patent agents and patent offices, research, written descriptions of the technology, test data, market data, notes, and any other information relating to Company Intellectual Property. Employee will also identify all co-inventors, co-authors, co-composers, partners, joint venture partners and their employees, assistants, or other people to whom the Company Intellectual Property was disclosed in whole or in part, who participated in developing the Company Intellectual Property, or who claim an interest in the Company Intellectual Property. Employee’s disclosure will conform to the policies and procedures in place at the time governing such disclosures.

(c)The Company’s receipt or acceptance of an IP Disclosure Form does not constitute an admission or agreement to any responses contained therein, does not waive or modify any terms of any agreement between Employee and the Company, and does not obligate or bind the Company.

(d)Employee must retain and prevent destruction of any material referenced in the IP Disclosure Form, including and not limited to photographs, drawings, schematics, diagrams, figures, testing and development logs, notes, journals, and results, applications to, correspondence with, or registrations from, any patent office, trademark office, copyright office, customs office, or other authority, contracts, licenses, assignments, liens, conveyances, pledges, or other documentation potentially affecting your ownership rights, marketing materials, web sites, press releases, brochures, or other promotional or informational material, any materials evidencing or related to reduction to practice, and other related documentation.

(e)During and after employment with the Company, Employee will assist the Company in establishing and enforcing intellectual property protection, including obtaining patents, copyrights, or other protections for inventions and copyrightable materials, including participating in, or, if necessary, joining any suit (for which Employee’s reasonable expenses will be reimbursed), or including completing and any signing documents necessary to secure such protections, such contracts, assignments, indicia of ownership, agreements, or any other related documents pertaining to Company Intellectual Property which the Company may, in its sole discretion, determine to obtain.

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5.Assignment of Intellectual Property.

(a)Employee agrees to assign and hereby assigns to the Company all Company Intellectual Property including any and all rights, title, and ownership interests that Employee may have in or to Company Intellectual Property patent application, including copyright and any tangible media embodying such Company Intellectual Property, during and subsequent to Employee’s employment. The Company has and will have the royalty-free right to use or otherwise exploit Company Intellectual Property without any further agreement between the Company and Employee. Company Intellectual Property remains the exclusive property of the Company whether or not deemed to be a “work made for hire” within the meaning of the copyright laws of the United States. For clarity, Employee does not hereby assign or agree to assign any Pre-existing Intellectual Property to the Company.

(b)Employee is hereby notified that certain statutes in some U.S. states relate to ownership and assignment of inventions.  At relevant locations and in accordance with those statutes, the Company agrees that this Attachment II does not apply to an invention developed by Employee entirely on his or her own time without use of the Company Group’s equipment, supplies, facilities, systems, or confidential information, except for inventions that relate to the Company Group’s business, or actual or anticipated research or development of the Company Group or work performed by Employee for the Company Group. For this purpose, the “Company Group” means the Company and all Affiliates.

(c)The Company may, in its sole discretion, waive the automatic assignment provisions of Section 5(a) using such criteria as the Company, in its sole discretion, may decide to use. No waiver of the automatic assignment provision is effective unless in a writing signed by a person authorized by the Company.

(d)No waiver of the automatic assignment provision of any Company Intellectual Property relating to the business of the Company or arising out of Employee’s employment with the Company will be effective without the submission of a complete and correct IP Disclosure Form. No waiver of the automatic assignment provision is effective if Employee’s IP Disclosure Form is incomplete, incorrect, otherwise defective, or if any misrepresentation has been made. Employee is estopped from asserting waiver, and any waiver will be void and/or voidable, if the waiver is obtained in violation of this Attachment II, or obtained through fraud, negligence, failure to disclose, or incorrect, incomplete, or defective information on an IP Disclosure Form.

6.Non-Competition.

(a)During the term of employment with the Company or any of its Affiliates, Employee agrees not to engage, as an employee, officer, director, consultant, partner, owner or another capacity, in any activity or business competitive to that of the Company or any of its Affiliates.

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(b)Employee recognizes and acknowledges that Company Confidential Information constitutes protectable information belonging to the Company and its Affiliates, including deemed trade secrets defined under applicable laws. In order to protect the Company and its Affiliates against any unauthorized use or disclosure of Company Confidential Information and in exchange for the Company's promise to provide Employee with access to Company Confidential Information and other consideration during employment with the Company and its Affiliates, Employee agrees that for a period of one year following the end of employment with the Company, Employee will not within the Restricted Territory directly or indirectly work for or assist (whether as an owner, employee, consultant, contractor or otherwise) any business or commercial operation whose business directly or indirectly competes with any area of the Company’s business in which Employee was employed by the Company. Moreover, Employee agrees that the Company may provide a copy of this Attachment II to any entity for whom Employee provides services in the one-year period following the date of termination of Employee's employment with the Company and its Affiliates. In the event of breach by Employee, the specified period will be extended by the period of time of the breach.

Employee recognizes and acknowledges that the business, research, products, and services of the Company and its Affiliates are by nature worldwide in scope, and that the Company and its Affiliates are not required to maintain a physical location in close proximity to its customers. Employee agrees that in order to protect Company Confidential Information, business interests and goodwill, the “Restricted Territory” includes any county, parish, borough, or foreign equivalent: (1) in which the Company has customers or service assignments about which Employee received or obtained Company Confidential Information during his/her employment with the Company; (2) in which Employee had a customer or service assignment for the Company in the one-year period preceding Employee's termination; or (3) in which the Company had a work site, job site, facility, or office, at which Employee had a work activity for the Company in the one-year period preceding Employee’s termination. With respect to competitive activities in Louisiana, the Restricted Territory will be limited to the following parishes: Acadia, Allen, Bossier, Caddo, Calcasieu, Cameron, Claiborne, De Soto, Evangeline, Iberia, Jefferson, Lafayette, Lafourche, Orleans, Ouachita, Plaquemines, Red River, Sabine, St. Charles, St. Landry, St. Mary’s, Tangipahoa, Terrebonne, Union, Vermillion, and West Baton Rouge.

(c)The Company has attempted to place the most reasonable limitations on Employee’s subsequent employment opportunities consistent with the protection of the Company’s and its Affiliates’ valuable trade secrets, Company Confidential Information, business interests, and goodwill. Employee acknowledges that the limitations contained herein, especially limitations as to time, scope, and geography, are reasonable. In order to accommodate Employee in obtaining subsequent employment, the Company and its Affiliates may, in their discretion, grant a waiver of one or more of the restrictions on subsequent employment herein. A request for a waiver must be in writing and must be received by the Company at least 45 days before the proposed starting date of the employment for which Employee is seeking a waiver. The request must include the full name and address of the organization with which Employee is seeking employment; the department or area in which Employee proposes to work; the position or job title to be held by Employee; and a complete description of the duties Employee expects to perform for such employer. The decision to grant a waiver will be in the Company’s discretion. If the Company decides to grant a waiver, the waiver may be subject to such restrictions or conditions as the Company may impose and will not constitute a waiver of any other term.

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7.Non-Solicitation.

(a)While employed by the Company and its Affiliates, and during the 18-month period or after employment with the Company and its Affiliates ends, Employee will not directly nor indirectly, on Employee’s own behalf or on behalf of any person or entity, recruit, hire, solicit, or assist others in recruiting, hiring, or soliciting any person, who is, at the time of the recruiting, hiring, or solicitation, an employee, consultant, or contractor of the Company to leave the Company and its Affiliates, diminish their relationship with the Company and its Affiliates, or work for a competing business. This restriction will be limited to persons: (1) with whom Employee had contact or business dealings while employed by the Company and its Affiliates; (2) who worked in Employee’s business unit (Group); or (3) about whom Employee had access to confidential information. In the event of breach by Employee, the specified period will be extended by the period of time of the breach.

(b)While employed by the Company and its Affiliates, and during the 18-month period after employment with the Company and its Affiliates ends, Employee will not, directly or indirectly, on behalf of himself or others, contact for business purposes, solicit or provide services to clients, or entities considered prospective clients, of the Company and its Affiliates for the purpose of selling products or services of the types for which Employee had responsibility or knowledge, or for which Employee had access to Company Confidential Information while employed by the Company and its Affiliates. This restriction applies only to clients of the Company and its Affiliates and entities considered prospective clients by the Company and its Affiliates with whom Employee had contact during the two years prior to the end of his/her employment with the Company and its Affiliates.

8.Remedies for Employee’s Breach.

(a)Employee acknowledges that the Company has agreed to provide Employee with Company Confidential Information during Employee's employment with the Company and its Affiliates. Employee further acknowledges that, if Employee was to leave the employ of the Company and its Affiliates for any reason and use or disclose Company Confidential Information, that use or disclosure would cause the Company and its Affiliates irreparable harm and injury for which no adequate remedy at law exists. Therefore, in the event of the breach or threatened breach of the provisions of this Attachment II by Employee, the Company and its Affiliates will be entitled to: (i) recover from Employee the value of any portion of the Award that has been paid or delivered; (ii) seek injunctive relief against Employee pursuant to the provisions of subsection (b) below; (iii) recover all damages, court costs, and attorneys’ fees incurred by the Company or its Affiliates in enforcing the provisions of this Award, and (iv) set-off any such sums to which the Company or any of its Affiliates may be entitled hereunder against any sum which may be owed Employee by the Company and its Affiliates.

(b)Because of the difficulty of measuring economic losses to the Company or Employer as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to the Company or its Affiliates for which it would have no other adequate remedy, Employee agrees that the foregoing covenants may be enforced by the Company or its Affiliates in the event of breach by him/her by injunction relief and restraining order, without the necessity of posting a bond, and that such enforcement will not be the Company’s or its Affiliates’ exclusive remedy for a breach but instead will be in addition to all other rights and remedies available to the Company or any Affiliate.

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(c)Each of the covenants in this Attachment II will be construed as an agreement independent of any other provision in this Attachment II, and the existence of any claim or cause of action of Employee against the Company or any Affiliate, whether predicated on this Attachment II or otherwise, will not constitute a defense to the enforcement by the Company or any Affiliate of such covenants or provisions.

(d)Employee acknowledges that the remedies contained in the Attachment II for violation of this Attachment II are not the exclusive remedies that the Company or an Affiliate may pursue.

9.Waiver.  Waiver of any term of this Attachment II by the Company will not operate as a waiver of any other term of this Attachment II. A failure to enforce any provision of this Attachment II will not operate as a waiver of the Company’s right to enforce any other provision of this Attachment II.

10.Miscellaneous.

(a)Employee represents and warrants that Employee is not a party to any other agreement that will interfere with Employee’s full compliance with this Attachment II or that otherwise may restrict Employee’s employment by the Company or its Affiliates or the performance of Employee’s duties for the Company or its Affiliates. Employee agrees not to enter into any agreement, whether oral or written, in conflict with this Attachment II.

(b)This Attachment II may be enforced by, will inure to the benefit of, and be binding upon the Company, its successors, and assigns. This Agreement will also inure to the benefit of, and may be enforced by, the Company’s Affiliates. This Attachment II is binding upon Employee’s heirs and legal representatives.

(c)Nothing in this Attachment II prohibits Employee from reporting possible violation of federal law or regulation to any governmental agency or entity, or making disclosures that are protected under a “whistleblower” provision of federal law or regulation.

(d)If Employee is employed by an Affiliate of the Company or by accepting a transfer to an Affiliate of the Company, Employee agrees to the automatic application of all of the terms of this Attachment II to said Affiliate contemporaneously with the acceptance of such transfer, subject to subsequent agreements, if any, executed by Employee and the Affiliate of the Company or the Company, and to the fullest extent allowed by law.

(e)Should any portion of this Attachment II be held invalid, unenforceable, or void, such holding will not have the effect of invalidating or voiding the other portions of this Attachment II. The parties hereby agree that any portion held to be invalid, unenforceable, or void will be deemed amended, reduced in scope or deleted to the extent required to be valid and enforceable in the jurisdiction of such holding. The parties agree that, upon a judicial finding of invalidity, unenforceability, or void, the court so finding may reform the agreement to the extent necessary for enforceability, and enter an order enforcing the reformed Attachment II. No court ordered reformation or amendment will give rise to a finding of knowing, willful, or bad faith unreasonableness against the Company regarding this Attachment II.

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(f)The terms and conditions of this Attachment II supersedes any previous agreement, oral or written, between Employee and the Company relating to the subject matter thereof[; provided, however, that nothing herein will limit Employee’s obligations to the Company or any Affiliate under any prior agreement containing restrictions related to intellectual property, confidential information, solicitation or competition.]1

[1]	NTD: Consider whether we want to supersede agreements signed at commencement of employment regarding invention assignment, confidentiality, etc.